Exhibit 10.77

SUMMARY OF COMPENSATORY ARRANGEMENTS

WITH DIRECTORS AND NAMED EXECUTIVE OFFICERS

Director Compensation. Each director who is not an employee or officer of the Company will receive the following compensation for his services as director in 2009:

•	annual base compensation of $20,000;
•	$2,000 per regularly scheduled board meeting attended;
•	$750 per regularly scheduled audit committee meeting attended;
•	$25,000 per year for service as the Audit Committee chairman;
•	$20,000 per year for service as the Compensation Committee chairman;
•	$20,000 per year for service as the Nomination and Governance Committee chairman;
•	an annual grant of 6,000 shares of restricted common stock (12,000 for the chairman of the Nomination and Governance Committee); and
•	reimbursement of reasonable out-of-pocket expenses incurred in attending board meetings.

Mr. Hardman, who is the Technical Advisor to the board of directors, is also a consultant to the Company. In this capacity, he receives $57,000 per year and is granted an additional 21,000 shares of restricted common stock as a consequence of his appointment to that position.

Named Executive Officer Compensation. The Company’s executive compensation program has several elements, all determined by individual and Company performance.

Base Salary Compensation

Base salaries for the Chief Executive Officer and the other named executive officers in 2009 have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance, potential for future contributions, and the level of salaries associated with similar positions at businesses that compete with the Company and other competitive factors. Base salary levels for named executive officers in 2009, which are unchanged from 2008 levels, have been determined as follows:

David N. Pierce	$367,500
Thomas B. Lovejoy	262,500
Andrew W. Pierce	283,500
Jerzy B. Maciolek	283,500
Clay Newton	210,000

Other Compensation

In addition to his base salary, each of the named executive officers is eligible to participate in the following:

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the Company’s various stock option and incentive plans, under which stock options or other equity compensation may be granted from time to time as determined by the board of directors, and which may be based on factors such as the level of base pay and individual performance;

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short-term incentive compensation, which is determined from time to time by the board of directors, under which cash bonuses in varying amounts may be granted based on the Company and individual achieving predetermined goals;

•	the Company’s 401(k) profit-sharing plan and other health and benefit plans generally available to Company employees; and
•	other compensation arrangements as determined by the board of directors.